American DG Energy Inc.
45 First Avenue, Waltham, MA 02451
t: +1 781.522.6000 f: +1 781.522.6050
info@americandg.com www.americandg.com    FOR IMMEDIATE RELEASE

Investor Contact:                        Media Contact:
John N. Hatsopoulos                        Bonnie Brown
American DG Energy Inc                    American DG Energy Inc
781.622.1120                            781.522.6020
john.hatsopoulos@americandg.com                bonnie.brown@americandg.com

 American DG Energy Reports First Quarter 2016 Financial Performance
Operating expenses decreased by 21.2% compared to the same period in 2015

WALTHAM, Mass. - May 13, 2016 - American DG Energy Inc. (NYSE MKT: ADGE, the "Company"), an On-Site Utility provider offering clean electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and fitness facilities, reported total revenues of $2,201,481 for the first quarter of 2016, compared to $2,507,740 for the same period in 2015. GAAP diluted loss per share (EPS) was $0.02 for the first quarter of 2016 and 2015. Reflecting the Company's ongoing efforts to optimize its On-Site Utility production, gross margin excluding depreciation improved in first quarter of 2016 to 32.7% versus 31.1% for the same period in 2015, representing 5.1% growth in gross margin. In addition, the Company delivered a non-GAAP EBITDA cash flow positive quarter with an inflow of $81,171 for the period ended March 31, 2016 as compared to outflows of $430,535 in the comparable prior year period.

Chief Financial Officer Bonnie Brown observed, “2015 was about stabilizing our installed base of assets and executing on cost saving measures; these efforts continued in the first quarter as we carefully deployed capital in support of our sites Initiative. The strong reduction in operating expense is a compelling demonstration of our commitment to cost-reduction and operating efficiency advancements.”

Speaking about the quarter, co-Chief Executive Officer Benjamin Locke noted, “With the recent decline in utility rates impacting the value of our produced electricity, the fleet improvements delivered by the sites Initiative become even more crucial to the Company’s long term health. Similarly, the recent elimination of a portion of our convertible debt removes a substantial burden from our balance sheet and better positions the company to evaluate future growth opportunities more constructively.”

Major Highlights:

Consolidated Financial Results

•
Subsequent to the March quarter end the Company announced a meaningful reduction in outstanding convertible debt. On May 4, 2016 American DG initiated a series of transactions that eliminated $9.3 million in convertible debentures ($8.5 million net of prepaid interest) in exchange for approximately 14.72 million shares in EuroSite Power (OTCQX: EUSP). These transactions significantly improved the Company's balance sheet by cutting outstanding convertible debt in half and substantially eliminated the risk of potential shareholder dilution that may have resulted from a debt to equity conversation of these securities.

•
As a result of our focused efforts to improve fleet operations, consolidated EBITDA cash flows improved by $511,706, reaching a positive "inflow" of $81,171 in the first quarter of 2016, versus an outflow of $430,535 for the same period in 2015.

•
Due to our efforts to improve operations and efficiencies, general and administrative expenses have decrease to $677,730 for the first quarter of 2016 compared to $861,062 for the same period in 2015, a 21.3% improvement.

•	Overall operating expenses have decreased to $1,080,675 for the first quarter of 2016 versus $1,372,125 for the same period in 2015, a 21.2% improvement, generating an expense reduction of $291,450.

•
Adjusted gross margin excluding depreciation improved by 5.1%, hitting 32.7% for first quarter of 2016 versus 31.1% for the same period in 2015. Gross margin for the first quarter of 2016 was 7.6% compared with 10.8% in 2015, reflecting the adverse impact of increased depreciation expense which was only partially offset by reductions in fuel, maintenance and installation related expense.

•
Our revenues decreased to $2,201,481 for the first quarter of 2016 compared to $2,507,740 for the same period in 2015, a decrease of $306,259 or 12.2%. This decrease is due to a decrease in utility rates of approximately 10%, thus making our electricity production less valuable, as well as the eleven sites that were removed from our fleet, eight due to the reorganization of ADGNY LLC and three from attrition.

•	EuroSite Power Inc. subsidiary success:

▪
Total revenue value of all contracted On-Site Utility energy agreements as of March 31, 2016 was approximately $105.95 million using various market assumptions and estimates made by management, compared to $95.5 million as of March 31, 2015.

▪
EuroSite Power, received $369,485 in Enhanced Capital Allowance (ECA) payments from the UK government during the year for activities undertaken in 2015. The ECA program is a cash energy tax incentive for energy-saving plant and machinery, which includes combined heat and power systems.

▪
On May 12, 2016, EuroSite Power raised $7.25 million in a private placement of its common stock. Various accredited investors participated in the private placement of approximately 12.6 million shares at $0.575, including its CEO, Elias Samaras and two board members, including its Chairman.

Operations

•	Overall we increased production of the ADGE developed sites by 1% in the first quarter of 2016 compared to the same period in 2015.

•
During first quarter of 2016, based on our Initiative, we continued to focus the majority of our efforts on our four cornerstone sites who make up 37% of the fleet. At these sites we increased production by 7.5%.

•
We realized an increase in production of 1%, quarter over quarter, measured in kWh, from our fleet. Despite low electric rates, one of the warmest winters in New England (Q1 2016) compared to one of the coldest winters (Q1 2015), managed with lowering expenses as a result of our Initiative.

•	Revenue for the quarter was attributable to the following core markets:

Hospitality	31%
Fitness	27%
Housing	11%
Health Care	17%
Education	8%
Other	6%
Total	100%

•	The revenue was distributed by energy type as is outlined in the following table:

Electricity	61%
Thermal	39%
Cooling	—%
Total	100%

•	In total, as of March 31, 2016, we operated 122 systems totaling 8,523kW of installed capacity with a total approximate lifetime contract value of $267.1 million.

•	We have a backlog of 20 systems, on a consolidated basis, as of March 31, 2016.

American DG Energy will hold its earnings conference call today, May 13, 2016 at 11:00 a.m. Eastern Time. To listen, call (866) 364-3819 within the U.S., (855) 669-9657 from Canada, or (412) 902-4209 from other international locations. Participants should reference American DG Energy to access the call. We suggest you begin dialing at least 10 minutes before the scheduled starting time. Alternately, to register for and listen to the live webcast, please go to http://investors.americandg.com/webcast.

The earnings conference call will be recorded and available for playback one hour after the end of the call through Friday May 20, 2016. To listen to the playback, call (877) 344-7529 within the U.S. (855) 669-9658 from Canada, or +1 (412) 317-0088 from other international locations and reference Replay Access Code 10084854. Following the call, the webcast will be archived for 30 days.

About American DG Energy
American DG Energy supplies low-cost energy to its customers through distributed power generating systems. We are committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities - without any capital or start-up costs to the energy user - through our On-Site Utility energy solutions. American DG Energy is headquartered in Waltham, Massachusetts. Learn more about how American DG Energy reduces energy costs at www.americandg.com or follow us on Facebook and Twitter.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

AMERICAN DG ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$4,002,799	$5,587,528
Accounts receivable, net	1,239,758	937,706
Unbilled revenue	27,697	12,468
Due from related party	100,652	99,548
Inventory	1,068,021	1,112,853
Prepaid and other current assets	468,669	752,397
Total current assets	6,907,596	8,502,500
Property and equipment, net	25,643,794	25,467,049
Other assets, long-term	42,688	52,829
TOTAL ASSETS	$32,594,078	$34,022,378

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$629,473	$575,248
Accrued expenses and other current liabilities	587,305	544,624
Due to related party	611,526	1,171,863
Total current liabilities	1,828,304	2,291,735
Long-term liabilities:
Convertible debentures	1,570,219	1,585,264
Convertible debentures due related parties	17,336,411	17,030,070
Note payable - related party	2,000,000	2,000,000
Total liabilities	22,734,934	22,907,069
Commitments and contingencies (Note 7)
Stockholders' Equity:
American DG Energy Inc. stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 50,684,095 issued and outstanding at March 31, 2016 and December 31, 2015, respectively.	50,684	50,684
Additional paid-in capital	49,692,739	49,641,620
Accumulated deficit	(41,723,969)	(40,622,774)
Total American DG Energy Inc. stockholders’ equity	8,019,454	9,069,530
Noncontrolling interest	1,839,690	2,045,779
Total stockholders' equity	9,859,144	11,115,309
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$32,594,078	$34,022,378

Reclassification: Certain prior period balances have been reclassified to conform to current period presentation.

AMERICAN DG ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Revenues
Energy revenues	$2,050,001	$2,390,347
Turnkey & other revenues	151,480	117,393
	2,201,481	2,507,740
Cost of sales
Fuel, maintenance and installation	1,482,658	1,727,653
Depreciation expense	551,076	508,457
	2,033,734	2,236,110
Gross profit	167,747	271,630
Operating expenses
General and administrative	677,730	861,062
Selling	153,453	340,693
Engineering	249,492	170,370
	1,080,675	1,372,125
Loss from operations	(912,928)	(1,100,495)

Other income (expense), net
Interest and other income	12,841	18,266
Interest expense	(337,048)	(312,456)
Change in fair value of warrant liability	—	6,398
	(324,207)	(287,792)

Loss before provision for income taxes	(1,237,135)	(1,388,287)
Provision for income taxes	(66,427)	(7,355)
Consolidated net loss	(1,303,562)	(1,395,642)
Loss attributable to the noncontrolling interest	202,367	183,208
Net loss attributable to American DG Energy Inc.	$(1,101,195)	$(1,212,434)

Net loss per share - basic and diluted	$(0.02)	$(0.02)
Weighted average shares outstanding - basic and diluted	50,684,095	50,735,381

Non-GAAP financial disclosure
Loss from operations	$(912,928)	$(1,100,495)
Depreciation expense	563,959	519,501
Stock based compensation	60,655	150,459
Adjusted EBITDA	(288,314)	(430,535)
Grants from rebates and incentives (reduction in basis of property)	369,485	—
Total EBITDA cash flows *	$81,171	$(430,535)
* EBITDA cash flows for the first quarter of 2016 for American DG Energy in North America were outflows of $42,679 and inflows of $123,850 for EuroSite Power.

AMERICAN DG ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to American DG Energy, Inc.	$(1,101,195)	$(1,212,434)
Loss attributable to noncontrolling interest	(202,367)	(183,208)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	563,959	519,501
Amortization of deferred financing costs	10,141	1,726
Amortization of convertible debt premium	(15,045)	(24,072)
Decrease in fair value of warrant liability	—	(6,398)
Non-cash interest expense	273,045	299,910
Stock-based compensation	60,655	150,459
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable and unbilled revenue	(317,281)	(45,520)
Due from related party	(1,104)	(9,287)
Inventory	44,832	99,050
Prepaid and other current assets	283,728	(295,912)
Increase (decrease) in:
Accounts payable	54,225	326,998
Accrued expenses and other current liabilities	75,977	(180,128)
Due to related party	(560,337)	(322,419)
Other long-term liabilities	—	(2,227)
Net cash used in operating activities	(830,767)	(883,961)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(750,954)	(1,094,737)
Net cash used in investing activities	(740,704)	(1,094,737)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of common stock, net of costs	—	(100,545)
Payment on related party note payable	—	(1,000,000)
Distributions to noncontrolling interest	(13,258)	(71,728)
Net cash used in financing activities	(13,258)	(1,172,273)

Net decrease in cash and cash equivalents	(1,584,729)	(3,150,971)
Cash and cash equivalents, beginning of the period	5,587,528	11,825,915
Cash and cash equivalents, end of the period	$4,002,799	$8,674,944

Supplemental disclosures of cash flows information:
Cash paid during the period for:
Interest	$—	$—
Income taxes	$—	$20,430